GREENSPRING FUND, INC.
SEVENTH AMENDMENT TO THE CUSTODY AGREEMENT

    THIS SEVENTH AMENDMENT dated as of May 9, 2019, to the Custody Agreement, dated as of June 28, 2005, as amended (the "Agreement"), is entered into by and between GREENSPRING FUND, INC., a Maryland corporation (the “Fund”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

    WHEREAS, the parties desire to amend the length of the Agreement and the fees; and

WHEREAS, Article 14.2 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

1.Articles 13.1 Effective Period and 13.2 Termination shall be superseded and replaced with the following:

13.1 Effective Period. This Agreement will continue in effect until June 30, 2022.
13.2 Termination and Early Termination. This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Subsequent to June 30, 2022, this Agreement continues until one party gives 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. In addition, the Fund may, at any time, immediately terminate this Agreement in the event of the appointment of a conservator or receiver for the Custodian by regulatory authorities or upon the happening of a like event at the direction of an appropriate regulatory agency or court of competent jurisdiction.
In the absence of any material breach of this Agreement, should the Fund elect to terminate this Agreement prior to June 30, 2022, the Fund agrees to pay the following fees:
a) An early termination fee equal to three times the base fee calculated pursuant to the current fee schedule for the month preceding the date of termination. In no event shall the Fund's total obligation to pay early termination fees calculated according to all service line agreements (Custody, Distribution, Fund Accounting, Fund Administration
and Transfer Agency) exceed in its entirety $125,000;
b) All fees associated with converting services to a successor service provider;
c) All fees associated with any record retention and/or tax reporting obligations that may not be eliminated due to a successor service provider;
d) All miscellaneous costs associated with a-c above

2.Amended Exhibit C, the fees of the Agreement, shall be superseded and replaced with Amended Exhibit C attached hereto.
Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Seventh Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GREENSPRING FUND, INC.		U.S. BANK NATIONAL ASSOCIATION
By:	/s/ Elizabeth Agresta Swam	By:	/s/ Anita M. Zagrodnik
Name:	Elizabeth Agresta Swam	Name:	Anita M. Zagrodnik
Title:	CCO	Title:	Senior Vice President 5/9/2019

Amended Exhibit C to the Custody Agreement – Greenspring Fund, Inc.
Custody Services Fee Schedule at May 1, 2019
Annual Fee Based Upon Market Value per Fund*
Basis point charge on average daily market value of all long securities and cash held in the portfolio:
[...] basis point on the first $[..] million
[...] basis point on the balance
Minimum annual fee per fund – $[...]
Plus portfolio transaction fees

Portfolio Transaction Fees
$ [...]    – Book entry DTC transaction, Federal Reserve transaction
$ [...] – Principal paydown
$ [...]    – Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
$[...]    – Option/SWAPS/future contract written, exercised or expired
$[...]    – Mutual fund trade, Margin Variation Wire and outbound Fed wire
$[...]    – Physical security transaction
$ [...]    – Check disbursement (waived if U.S. Bank is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
Chief Compliance Officer Support Fee -- WAIVED

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional Services
See Additional Services fee schedule for global servicing.
$[...] per custody sub – account per year (e.g., per sub –adviser, segregated account, etc.)
Class Action Services – $[...] filing fee per class action per account, plus [...]% of gross proceeds, up to a maximum per recovery not to exceed $[...].
No charge for the initial conversion free receipt.
Overdrafts – charged to the account at prime interest rate plus [...]% unless a line of credit is in place.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average – WAIVED if three year agreement is signed
Fees are calculated pro rata and billed monthly.

Additional Global Sub-Custodial Services Annual Fee Schedule

Fee Schedule has been excluded because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed

A monthly base fee per fund will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.
1 – 25 foreign securities – $[...]; 26 – 50 foreign securities – $[...]; Over 50 foreign securities – $[...]
Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Miscellaneous Expenses
Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $[...] per claim.
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
SWIFT reporting and message fees.

Securities Lending and Money Market Deposit Account (MMDA)
Negotiable
Margin Management Services

Requires U.S. Bank as custodian for all assets

$[...] annual program fee (includes up to 4 Account Control Agreements)

$[...] annual fee per each additional Account Control Agreement.

Fees are calculated pro rata and billed monthly

Extraordinary Services –
Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to the client directly. Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of the terms and conditions set forth.

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an Account. For a non-individual person such as a business entity, a charity, a Trust, or other legal entity, we ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average